Exhibit 99.1

Innovative Industrial Properties Announces Closing of $56.5 Million Secured Term Loan

SAN DIEGO, CA – May 6, 2026 – Innovative Industrial Properties, Inc. (IIP) (NYSE: IIPR) announced today it has closed on a $56.5 million secured term loan (the “Loan”). The Loan has an initial term of three years, bears interest at the one-month Secured Overnight Financing Rate (SOFR) plus a spread of 500 basis points, is interest only and is secured by certain properties of the Company. The proceeds from the Loan are expected to be used to pay off the Company’s unsecured notes that are maturing at the end of this month.

“The successful closing of this loan reflects the continued confidence in our platform and portfolio. We are appreciative of our new lending relationship that provided this capital to the Company,” said Alan Gold, Executive Chairman of IIP. “This financing further strengthens our balance sheet and positions us to execute on strategic growth opportunities for 2026 and beyond.”

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a real estate investment trust (REIT) focused on the acquisition, ownership and management of specialized industrial properties and life science real estate. Additional information is available at www.innovativeindustrialproperties.com.

Company Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332